Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 8, 2011, is by and between ELECTROMED, INC., a corporation organized under the laws of the State of Minnesota (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                  Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Applicable Margin”: 2.75%.

“Bank”: As defined in the opening paragraph hereof.

“Banking Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower”: As defined in the opening paragraph hereof.

“Borrower Loan Documents”: This Agreement, the Notes and any of the Security Documents to be executed by the Borrower, as the same may be amended, restated or otherwise modified from time to time.

“Borrowing Base”: As determined in accordance with the formula set forth in Exhibit E hereto.

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“Borrowing Base Certificate”: A certificate in the form of Exhibit F hereto.

“Borrowing Base Deficiency”: At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

“Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, or the successor guidance thereto), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13, or the successor guidance thereto).

“Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Borrower representing 50% or more of the combined voting power of all Equity Interests of the Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower (other than by reason of death, disability or scheduled retirement).

“Charges”: As defined in Section 8.17.

“Closing Date”: December 9, 2009.

“Code”: The Internal Revenue Code of 1986, as amended.

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“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Current Liabilities”: As of any date, the current liabilities of the Borrower, determined in accordance with GAAP.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“EBITDA”: For any period of determination, the net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP.

“EBITDAR”: For any period of determination, the net income of the Borrower before deductions for income taxes, Interest Expense, depreciation, amortization and operating lease expense, all as determined in accordance with GAAP.

“Environmental & ADA Indemnity Agreement”: The Environmental & ADA Indemnity Agreement by the Borrower in favor of the Bank dated as of December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”: Any event described in Section 7.1.

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“Fixed Charge Coverage Ratio”: For the four consecutive fiscal quarters ending on the date of determination, the ratio of

(a)                 EBITDA, plus operating lease expense, minus the sum of (i) any Restricted Payments, (ii) 50% of depreciation and (iii) tax expenses of the Borrower paid in cash,

to

(b)                 the sum of cash interest payments and all required principal payments with respect to Total Liabilities (including but not limited to all payments with respect to Capitalized Lease Obligations of the Borrower), plus operating lease expense, in each case determined for said period in accordance with GAAP.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Government Receivable” means any account receivable with respect to which the obligor is a Governmental Entity.

“Governmental Entity “ means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. § 1395, et seq.), including payments under Medicare, Medicaid and CHAMPUS, and payments administered or regulated by CMS.

“Governmental Entity Receivables Account” means account No. 1-047-9049-1310 or any successor thereto at the Bank.

“Governmental Entity Receivables Account Notice” means a notice pursuant to which the Borrower gives revocable standing instructions to the Bank to sweep funds on a daily basis from the Governmental Entity Receivables Account to a deposit account satisfactory to the Bank in its sole discretion which account is subject to the Bank’s “control,” as defined in Section 9-104 of the Uniform Commercial Code.

“Guarantor”: Electromed Financial, LLC, a Minnesota limited liability company.

“Guaranty”: A Guaranty by the Guarantor in favor of the Bank, dated as December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

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“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person.

“Indemnitee”: As defined in Section 8.12.

“Interest Expense”: For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Letter of Credit”: An irrevocable letter of credit issued by the Bank pursuant to this Agreement for the account of the Borrower.

“Letter of Credit Fee”: As defined in Section 2.9.

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“Letter of Credit Sublimit”: $250,000.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loans”: The Revolving Loan and the Term Loans (each a “Loan”).

“Loan Documents”: This Agreement, the Notes, and the Security Documents, as the same may be amended, restated or otherwise modified from time to time.

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower or the Guarantor, (b) impair the ability of the Borrower or the Guarantor to perform its obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of the Borrower or the Guarantor under any Loan Document, (d) the rights and remedies of the Bank against any the Borrower or the Guarantor, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrower with respect to all of the Obligations.

“Maximum Lawful Rate”: As defined in Section 8.17.

“Mortgage”: The Mortgage by the Borrower in favor of the Bank dated as of December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

“Notes”: The Term Notes and the Revolving Note (each a “Note”).

“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise, all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Borrower Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.

“Other Taxes”: As defined in Section 2.14.

“Participants”: As defined in Section 8.6.

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“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

“Pledge Agreement”: The Pledge Agreement by the Borrower in favor of the Bank dated as of December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Prepayment Event”: Means:

(a)                 any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or the Guarantor, other than dispositions described in clauses (a), (b) and (c) of Section 6.2;

(b)                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or the Guarantor, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event;

(c)                 the issuance by the Borrower or the Guarantor of any Equity Interests, or receipt by the Borrower or the Guarantor of any capital contribution, other than (i) stock options, warrants or other rights to acquire stock awarded to employees, consultants, agents, officers and directors pursuant to incentive compensation plans or agreements; provided that all such options, warrants and rights do not exceed, in the aggregate, $100,000; or

(d)                 the incurrence by the Borrower or the Guarantor of any Indebtedness, other than Indebtedness permitted by Section 6.12.

“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by the Borrower with a Rate Protection Provider.

“Rate Protection Obligations”: The liabilities, indebtedness and obligations of the Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

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“Rate Protection Provider”: The Bank, or any Affiliate of the Bank, that is the counterparty of the Borrower under any Rate Protection Agreement.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Restricted Payments”: With respect to the Borrower or the Guarantor, collectively, all dividends or other distributions of any nature (cash, Equity Interests other than common stock of the Borrower, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by the Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

“Revolving Commitment”: The obligation of the Bank to make Revolving Loans to, and issue Letters of Credit for the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”: $6,000,000.

“Revolving Commitment Fee”: As defined in Section 2.8.

“Revolving Loan”: As defined in Section 2.1.

“Revolving Loan Date”: The date of the making of any Revolving Loan hereunder.

“Revolving Note”: A promissory note of the Borrower in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Revolving Loan., as the same may be amended, restated or otherwise modified from time to time.

“Security Agreement (Borrower)”: The Security Agreement by the Borrower in favor of the Bank dated as December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Security Agreement (Guarantor)”: The Security Agreement by the Guarantor in favor of the Bank dated as December 9, 2009, as the same may be amended, restated or otherwise modified from time to time.

“Security Documents”: The Security Agreement (Borrower), Security Agreement (Guarantor), the Pledge Agreement, the Guaranty, the Mortgage and the Environmental & ADA Indemnity Agreement.

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“Subordinated Debt”: Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing prior to the creation of such Indebtedness.

“Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

“Termination Date”: The earlier of (a) December 31, 2012, or (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2.

“Term Loan A”: As defined in Section 2.1.

“Term Loan B”: As defined in Section 2.1.

“Term Loans”: Term Loan A and Term Loan B (each a “Term Loan”).

“Term Loan A Maturity Date”: December 9, 2014.

“Term Loan B Maturity Date”: December 9, 2012.

“Term Note A”: A promissory note of the Borrower in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Term Loan A, as the same may be amended, restated or otherwise modified from time to time.

“Term Note B”: A promissory note of the Borrower in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Term Loan B, as the same may be amended, restated or otherwise modified from time to time.

“Term Notes”: Term Note A and Term Note B (each a “Term Note”).

“Total Cash Flow Leverage Ratio”: For any period of determination, the ratio of

(a)                 the sum (without duplication) of the aggregate principal amount of all outstanding Capitalized Lease Obligations of the Borrower and that portion of Total Liabilities bearing interest determined as of the last day of that period, plus six times operating lease expense for such period, to

(b)                 EBITDAR determined for said period in accordance with GAAP.

“Total Liabilities”: At the time of any determination, the amount of all items of Indebtedness of the Borrower that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

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“Total Revolving Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

“Unpaid Drawing”: As defined in Section 2.7(d).

“Unused Revolving Commitment”: As of any date of determination, the amount by which the Revolving Commitment Amount exceeds the Total Revolving Outstandings on such date.

“U.S. Taxes”: As defined in Section 2.14.

Section 1.2                  Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3                  Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4                  Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Bank, and shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Bank, and the commitments of the Bank to advance funds to the Borrower are terminated.

Article II
TERMS OF THE CREDIT FACILITIES

Section 2.1                  Lending Commitments.

(a)                 Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed lesser of (i) the Revolving Commitment Amount, or (ii) the Borrowing Base.

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(b)                 Term Loans. The Lender has advanced the following Term Loans to the Borrower subject to the terms and conditions of this Agreement:

(1)	Term Loan A. A term loan (the “Term Loan A”) from the Bank to the Borrower in the original principal amount of $1,520,000.
(2)	Term Loan B. A term loan (the “Term Loan B”) from the Bank to the Borrower in the original principal amount of $1,000,000.

Section 2.2                  Procedure for Loans. This is the procedure for obtaining Loans:

(a)                 Procedure for Revolving Loans. Any request by the Borrower for a Revolving Loan hereunder shall be in writing or by telephone and must be given so as to be received by the Bank not later than 2:00 pm (Minneapolis time) on the requested Revolving Loan Date. Each request for a Revolving Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan hereunder shall specify (i) the requested Revolving Loan Date, and (ii) the amount of the Revolving Loan to be made on such date. The Bank may rely on any telephone request by the Borrower for a Revolving Loan hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank’s record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make available to the Borrower at the Bank’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 pm (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loan.

(b)                 Procedure for Term Loans. The Term Loans have been disbursed in full, and the Lender will make no further advances to the Borrower under this Agreement or the Original Loan Agreement.

Section 2.3                  Notes. The Revolving Loans shall be evidenced by a single Revolving Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount originally in effect. The Term Loan A shall be evidenced by a Term Note A payable to the order of the Bank in the principal amount of the Term Loan A. The Term Loan B shall be evidenced by a Term Note B payable to the order of the Bank in the principal amount of the Term Loan B. The Bank shall enter in its ledgers and records the amount of the Term Loans and each Revolving Loan, converted or continued and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to a Term Note or Revolving Note, as appropriate, a record of such Term Loan, Revolving Loans, and payments; provided, however that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereof made by the Borrower and the principal amount owing by the Borrower in respect of the Term Note shall be the aggregate amount of such Term Loan less all payments of principal thereof made by the Borrower.

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Section 2.4                  Interest Rates; Conversions and Continuations; Etc.

(a)                 Interest on Revolving Loans. Interest on each advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each month. If the initial advance under this Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b)                 The Term Loan A. The Term Loan A shall bear interest on the unpaid principal amount thereof at a per annum rate of 5.79%.

(c)                 The Term Loan B. The Term Loan B shall bear interest on the unpaid principal amount thereof at a per annum rate of 4.28%.

(d)                 Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 5%.

Section 2.5                  Repayment.

(a)                 Revolving Loans. Interest and principal upon the Revolving Loans shall be paid as follow:

(i)                   Interest shall be payable (A) on the last day of each month; (B) with respect to all Revolving Loans, upon any permitted prepayment (on the amount prepaid); and (C) with respect to all Revolving Loans, on the Termination Date; provided that interest under Section 2.4(d) shall be payable on demand.

(ii)                 Principal on the Revolving Loans is payable on the Termination Date.

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(b)                 Term Loan. Interest and principal upon the Term Loans shall be paid as follows:

(i)                   Principal and interest on the Term Loan A are payable in installments of $10,706.41 each, beginning December 31, 2009, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final payment equal to all unpaid principal and accrued interest on the Term Loan A Maturity Date.

(ii)                 Principal and interest on the Term Loan B are payable in installments of $29,648.71 each, beginning December 31, 2009, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final payment equal to all unpaid principal and accrued interest on the Term Loan B Maturity Date.

Section 2.6                  Prepayments.

(a)                 Mandatory Prepayments for Borrowing Base Deficiency. If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Revolving Loan an amount equal to such Borrowing Base Deficiency.

(b)                 Mandatory Prepayments for a Prepayment Event. If at any time a Prepayment Event occurs, the Borrower shall immediately pay to the Bank the net proceeds realized by such Prepayment Event. Each such payment shall be applied first to any outstanding Revolving Loans, second to the Term Loan B, and third to the Term Loan A. All prepayments applied to a Term Loan shall be applied to the scheduled principal payments on such Term Loan in the inverse order of their maturities.

(c)                 Other Mandatory Prepayments. If at any time the Total Revolving Outstandings exceed the Revolving Commitment Amount, the Borrower shall immediately repay to the Bank the amount of such excess.

Section 2.7                  Letters of Credit.

(a)                 Upon the terms and subject to the conditions of this Agreement, the Bank agrees to issue Letters of Credit for the account of the Borrower from time to time between the date of this Agreement and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Letter of Credit Sublimit; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the lesser of (a) the Revolving Commitment Amount, or (b) the Borrowing Base.

(b)                 Each request for a Letter of Credit shall be made by the Borrower in writing received by the Bank by 2:00 P.M. (Minneapolis time) on a Banking Day which is not less than one Banking Day preceding the requested date of issuance (which shall also be a Banking Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request.

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(c)                 All Letters of Credit must expire not later than the Banking Day preceding the Termination Date. No Letter of Credit may have a term longer than 12 months.

(d)                 If the Bank has received documents purporting to draw under a Letter of Credit that the Bank believes conform to the requirements of the Letter of Credit, or if the Bank has decided that it will comply with the Borrower written or oral request or authorization to pay a drawing on any Letter of Credit that the Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Bank by 9:30 A.M. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Bank for the full amount of such drawing by 10:00 A.M. on the date on which the Bank in its notice indicated that it would pay such drawing, until reimbursed by the Borrower from the proceeds of Loans pursuant to the next sentences of this Section is an “Unpaid Drawing.” Whenever any Unpaid Drawing exists the Bank is authorized (and the Borrower does here so authorize the Bank) to, and shall, make a Revolving Loan to the Borrower in an amount equal to the amount of the Unpaid Drawing. The Bank shall apply the proceeds of such Revolving Loan directly to reimburse itself for such Unpaid Drawing. If at the time the Bank makes a Revolving Loan pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrower shall pay to the Bank interest on the funds so advanced at the rate otherwise applicable to the Revolving Loan plus 5%.

(e)                 The obligation of the Borrower under the foregoing provisions to repay the Bank for any amount drawn on any Letter of Credit and to repay the Bank for any Revolving Loans made under the foregoing subsection (d) to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)                   Any lack of validity or enforceability of any Letter of Credit;

(ii)                 The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

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(iii)                Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

(f)                  Neither the Bank nor its officers, directors or employees shall be liable or responsible for, and the obligations of the Borrower to the Bank shall not be impaired by:

(i)                   The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)                 The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)                The acceptance by the Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)               Any other action of the Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto;

provided that, notwithstanding the foregoing, the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Section 2.8                  Revolving Commitment Fees. The Borrower shall pay to the Bank fees (the “Revolving Commitment Fees”) in an amount determined by applying a rate of 0.125% per annum to the average daily Unused Revolving Commitment until the Termination Date. Revolving Commitment Fees are payable in arrears on the last day of each fiscal quarter of the Borrower and on the Termination Date.

Section 2.9                  Letter of Credit Fees. For each Letter of Credit issued, the Borrower shall pay to the Bank, in advance on the date of issuance, a fee (a “Letter of Credit Fee”) in an amount determined by applying a per annum rate of 2.0% to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Bank to its letter of credit customers and all out of pocket expenses incurred by the Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.10               Computation. Revolving Commitment Fees, Letter of Credit Fees and interest on the Loans and Unpaid Drawings shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

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Section 2.11               Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 3:00 pm (Minneapolis time) on the dates called for under this Agreement and the Notes to the Bank at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.12               Use of Loan Proceeds. The proceeds of the Loans shall be used for refinancing existing indebtedness and general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

Section 2.13               Prepayment of Term Note. There shall be no prepayments of a Term Note, provided that the Bank may consider requests for its consent with respect to prepayment of a Term Note, without incurring an obligation to do so, and the Borrower acknowledges that in the event that such consent is granted, the Borrower shall be required to pay the Bank, upon prepayment of all or part of the principal amount before final maturity, a prepayment indemnity (“Prepayment Fee”) equal to the greater of zero, or that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (a) the principal amount of such Term Note or portion of such Term Note to be prepaid from (b) the Net Present Value of such Term Note or portion of such Term Note to be prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law. For purposes of this Section:

“Net Present Value” shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by the Bank over the shorter of the remaining contractual life of such Term Note or next repricing date if the Bank had instead initially invested such Term Note proceeds at the Initial Money Market Rate. The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

“Initial Money Market Rate” shall mean the rate per annum, determined solely by the Bank, on the first day of the term of such Term Note or the most recent repricing date or as mutually agreed upon by the Borrower and the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the amount of such Term Note and with an interest payment frequency and principal repayment schedule equal to such Term Note and for a term as may be arranged and agreed upon by the Borrower and the Bank, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. The Borrower acknowledges that the Bank is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of such Term Note.

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“Money Market Rate At Prepayment” shall mean that zero-coupon rate, calculated on the Prepayment Date, and determined solely by the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Term Note payment or repricing date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.

“Money Markets” shall mean one or more wholesale funding markets available to and selected by the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

In calculating the amount of such Prepayment Fee, the Bank is hereby authorized by the Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as the Bank may deem appropriate. If the Borrower fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the default rate specified in this Agreement (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities. All prepayments shall be in an amount of at least $100,000 or, if less, the remaining entire principal balance of such Term Note.

Section 2.14               Taxes.

(a)                 Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)                 The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                 The Borrower shall indemnify the for the full amount of Taxes or Other Taxes imposed on or paid by the and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the makes written demand therefor.

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(d)                 In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determine that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Bank, at such address, an opinion of counsel acceptable to the Bank stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                 If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to the Bank pursuant to any Loan Document in respect of the Obligations payable to the then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

Section 2.15               Changes in Law. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on the Bank (or the Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of the Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to the Bank such additional amount as the Bank deems necessary to compensate the Bank for any increased cost to the Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on the Bank’s capital and/or the Bank’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to the Bank. The Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by the Bank.

Article III
CONDITIONS PRECEDENT

Section 3.1                  Conditions of Initial Transaction. The making of the Term Loan and the initial Revolving Loan and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

(a)                 Documents. The Bank shall have received the following:

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(i)                   The Revolving Note and the Term Notes executed by a duly authorized officer (or officers) of the Borrower.

(ii)                 A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Borrower Loan Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Borrower.

(iii)                An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Borrower Loan Documents and to request Loans and Letters of Credit hereunder, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Borrower.

(iv)               A certification as of the date of this Agreement by the Secretary or an Assistant Secretary of the Borrower that the copy of the Articles of Incorporation and the bylaws of the Borrower provided to the Bank on the Closing Date have not been amended and the remain in full force and effect as of the date hereof.

(v)                 A certificate of good standing for the Borrower in the jurisdiction of its incorporation or organization certified by the appropriate governmental officials as of a date not more than 30 days prior to the date of this Agreement.

(vi)               Confirmation that an easement or license agreement, in form and substance acceptable to the Bank, regarding the pipeline and detention pond encroachment on the Borrower’s land onto the adjoining Lot 1, Block 1, New Prague Business Park 1st Addition to the north, for which no easements currently appear of record, as shown on the survey prepared by Bohlen Surveying & Associates, LLC, dated October 23, 2009, designated as Job No. H60-05-07B, has not been executed and consented to by all appropriate parties and properly recorded in the appropriate county recording office prior to the date hereof.

(vii)              On or prior to n the Closing Date, the documents and items required to be delivered pursuant to the Existing Credit Agreement (as defined below).

(b)                 Opinion. The Borrower shall have requested Kelly, Hannaford & Battles, P.A., its counsel, to prepare a written opinion, addressed to the Bank and dated the date of the Closing Date, covering the matters set forth in Exhibit D hereto, and such opinion shall have been delivered to the Bank.

(c)                 Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower.

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(d)                 Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Bank; any pledged collateral shall have been duly delivered to the Bank; any title insurance required by the Bank (with endorsements required by the Bank) shall have been obtained and be satisfactory to the Bank; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Bank and its counsel.

(e)                 Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(f)                  Fees and Expenses. The Bank shall have received all fees and other amounts due and payable by the Borrower, including the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2.

Any one or more of the conditions set forth above which have not been satisfied by the Borrower on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by the Bank unless the Bank shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan or Letter of Credit hereunder and failure by the Borrower to comply with any such condition within five (5) Business Day’s written notice from the Bank to the Borrower shall constitute an Event of Default under this Agreement.

Section 3.2                  Conditions Precedent to all Loans and Letters of Credit. The obligation of the Bank to make any Loans hereunder (including the Term Loan and the initial Revolving Loan) and to issue each Letter of Credit shall be subject to fulfillment of the following conditions:

(a)                 Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit with the same force and effect as if made on such date.

(b)                 No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

(c)                 Notices and Requests. The Bank shall have received the Borrower’s request for such Loan as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.7.

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Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make Loans hereunder and to induce the Letter of Credit Bank to issue Letters of Credit, the Borrower represents and warrants to the Bank:

Section 4.1                  Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction named in the opening paragraph hereof and has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Borrower Loan Documents. The Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any assets or expose the Borrower to any Material Adverse Occurrence.

Section 4.2                  Authorization and Validity. The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower. This Agreement constitutes, and the Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3                  No Conflict; No Default. The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation, bylaws or partnership agreement of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

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Section 4.4                  Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5                  Financial Statements and Condition. The Borrower’s audited financial statements as at June 30, 2011, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower as at such dates and the results of its operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, the Borrower had no material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such financial statements or in the notes thereto. Since June 30, 2011, there has been no Material Adverse Occurrence.

Section 4.6                  Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against the Borrower, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7                  Environmental, Health and Safety Laws. There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on the Borrower or which has required or would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. The Borrower does not have knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.

Section 4.8                  ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

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Section 4.9                  Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

Section 4.10               Title to Property; Leases; Liens; Subordination. The Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

Section 4.11               Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any basis therefor.

Section 4.12               Trademarks, Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13               Burdensome Restrictions. The Borrower is not a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably constitute a Material Adverse Occurrence.

Section 4.14               Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrower have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.15               Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

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Section 4.16               Public Utility Holding Company Act. The Borrower is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17               Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.18               Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

Section 4.19               Subsidiaries. The Borrower has one Subsidiary, Electromed Financial, LLC, a Minnesota limited liability company.

Section 4.20               Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against the Borrower. The Borrower has not been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.

Section 4.21               Solvency. After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

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Article V
AFFIRMATIVE COVENANTS

Until any obligation of the Bank hereunder to make the Term Loan and Revolving Loans and of the Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:

Section 5.1                  Financial Statements and Reports. The Borrower will furnish to the Bank:

(a)                 As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Larson Allen LLC or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

(b)                 As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited statements of income, cash flow and changes in stockholders’ equity for the Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year end audit adjustments as to the interim statements).

(c)                 As soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Borrower, a compliance certificate in the form attached hereto as Exhibit G signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.15 and 6.16 as at the end of such quarter and stating that as at the end of such quarter there existed no Default or Event of Default or, if a Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, and proposes to take with respect thereto.

(d)                 As soon as practicable and in any event within 30 days after the end of each fiscal quarter of the Borrower, levels of dilutive write-offs to receivables.

(e)                 As soon as practicable and in any event within 30 days after the end of each month, a Borrowing Base Certificate signed by the chief financial officer of the Borrower, reporting (i) the Borrowing Base as of the last day of the month just ended and (ii) gross monthly A/R billings.

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(f)                  Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto.

(g)                 Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(h)                 Immediately upon any officer of the Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action Borrower proposes to take with respect thereto.

(i)                   Immediately upon any officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of such Person, or to which the Borrower or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary which, if determined adversely to the Borrower or a Subsidiary would constitute a Material Adverse Occurrence, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.

(j)                  As required pursuant to Section 5.3, proof of insurance as requested by the Bank.

(k)                 Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(l)                   From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.

Section 5.2                  Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability.

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Section 5.3                  Insurance. The Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. Without limiting the generality of the foregoing, with respect to the property covered by the Mortgage, the Borrower shall obtain, maintain and keep in full force and effect policies of insurance as described in, and meeting the requirements set forth in, Exhibit H attached hereto. Upon request of the Bank and in any event not later than one hundred twenty (120) days after the end of each calendar year, the Borrower shall furnish to the Bank copies of policies of insurance meeting the requirements set forth in this Section and shall furnish to the Bank proof of payment of all premiums for such insurance. At least ten (10) days prior to the termination of any such coverage, the Borrower shall provide the Bank with evidence satisfactory to the Bank that such coverage will be renewed or replaced upon termination with insurance that complies with the provisions of this Section. The Borrower, at its sole cost and expense, from time to time when the Bank shall so request, will provide the Bank with evidence, in a form acceptable to the Bank, of the full insurable replacement cost of the property covered by the Mortgage. All property (including boiler and machinery) and liability insurance policies maintained by the Borrower pursuant to this Section shall (i) include effective waivers by the insurer of all claims for insurance premiums against the Bank, and (ii) provide that any losses shall be payable notwithstanding (a) any act of negligence by the Borrower or the Bank, (b) any foreclosure or other proceedings or notice of foreclosure sale relating to the property covered by the Mortgage, or (c) any release from liability or waiver of subrogation rights granted by the insured. All insurance policies maintained by the Borrower pursuant to the foregoing provisions shall respond on a primary basis relative to any other insurance carried by the Bank in the event of loss. Insurance terms not otherwise defined herein shall be interpreted consistent with insurance industry usage.

Section 5.4                  Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 5.5                  Inspection. The Borrower shall permit any Person designated by the Bank to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate.

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Section 5.6                  Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7                  Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8                  Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

Section 5.9                  ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.10               Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrower will give the Bank prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

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Section 5.11               Reaffirmation of Guaranties. When so requested by the Bank from time to time, the Borrower will promptly cause the Guarantor, and any other Person who may hereafter guaranty the Obligations or any part thereof, to execute and deliver to the Bank reaffirmations of their respective Guaranties in such form as the Bank may require.

Section 5.12               Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Bank, the Borrower also shall, and shall cause each Subsidiary to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, patent and trademark assignment filings, financing statements and continuations thereof, notices of assignment, transfers, certificates, perfection certificates, assurances and other instruments as the Bank may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests in all assets of the Borrower intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Bank; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Bank in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Bank evidence satisfactory to the Bank of every such recording, filing or registration.

Section 5.13               Compliance with Terms of Material Contracts. The Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower or any Subsidiary is a party.

Article VI
NEGATIVE COVENANTS

Until any obligation of the Bank hereunder to make the Term Loan and Revolving Loans and of the Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:

Section 6.1                  Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) nor permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly owned Subsidiary (if the Borrower or such wholly owned Subsidiary is the surviving corporation).

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Section 6.2                  Disposition of Assets. The Borrower will not, nor will permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)                 dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)                 the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

(c)                 the sale of property (other than accounts receivable) in an amount not to exceed $100,000 in the aggregate in an fiscal year of the Borrower (so long as before and after giving effect to each such sale no Default or Event of Default exists).

Section 6.3                  Plans. The Borrower will not permit, nor will allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

Section 6.4                  Change in Nature of Business. The Borrower will not, nor will permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

Section 6.5                  Subsidiaries. The Borrower will not, nor will permit any Subsidiary to, form or acquire any corporation which would thereby become a Subsidiary.

Section 6.6                  Negative Pledges. The Borrower will not, nor will permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to the Borrower.

Section 6.7                  Restricted Payments. The Borrower will not make any Restricted Payments.

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Section 6.8                  Transactions with Affiliates. The Borrower will not, nor will permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable than the Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9                  Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

Section 6.10               Subordinated Debt. The Borrower will not (a) make any payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of any subordination agreement related to such Subordinated Debt; (b) amend or cancel the subordination provisions applicable to any Subordinated Debt; (c) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (d) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.11               Investments. The Borrower will not, nor will permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

(a)                 Investments existing on the Closing Date.

(b)                 Travel advances to management personnel and employees in the ordinary course of business.

(c)                 Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

(d)                 Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank.

(e)                 Commercial paper given the highest rating by a nationally recognized rating service.

(f)                  Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

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(g)                 Other readily marketable Investments in debt securities which are reasonably acceptable to the Bank.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

Section 6.12               Indebtedness. The Borrower will not, nor will permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a)                 The Obligations.

(b)                 Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c)                 Indebtedness existing on the Closing Date and previously disclosed to the Bank, but not including any extension or refinancing thereof.

(d)                 Subordinated Debt in the form of debentures not to exceed $2,500,000 in the aggregate:

(i)                   which U.S. Bank was given a right of first refusal to provide on terms and conditions substantially similar to such Indebtedness as issued;

(ii)                 which after giving effect to such Subordinated Debt, would not cause the Fixed Charge Coverage Ratio, as of the date of issuance for the preceding four fiscal quarters, to be less than 1.20 to 1.0;

(iii)                which after giving effect to such Subordinated Debt, would not cause, in the Bank’s reasonable judgment, a projected Default or an Event of Default under Sections 6.15 or 6.16 in any of the four fiscal quarters ending on or after the date of issuance;

(iv)               which imposes covenants on the Borrower, financial or otherwise, which are no more restrictive than the covenants set forth in this Credit Agreement; and

(e)                 which was issued at a time when no Default or Event of Default has occurred and is continuing.

(f)                  Indebtedness secured by Liens permitted under Section 6.13 hereof.

Section 6.13               Liens. The Borrower will not, nor will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

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(a)                 Liens granted to the Bank under the Security Documents to secure the Obligations.

(b)                 Liens existing on the Closing Date and previously disclosed to the Bank.

(c)                 Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.

(d)                 Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e)                 Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(f)                  Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g)                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(h)                 Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

(i)                   The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

Section 6.14               Contingent Liabilities. The Borrower will not be or become liable on any Contingent Obligations.

Section 6.15               Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date to be less than 1.2 to 1.0.

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Section 6.16               Total Cash Flow Leverage Ratio. The Borrower will not permit the Total Cash Flow Leverage Ratio, as of the last day of any fiscal quarter, to be more than 3.5 to 1.0.

Section 6.17               Loan Proceeds. The Borrower will not use any part of the proceeds of the Loans directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

Section 6.18               Key-Man Life Insurance. The Borrower shall have obtained a key man life insurance policy on the life of Robert D. Hansen in the face amount of $3,000,000, which policy shall be in full force and effect as of the Closing Date. Within sixty days after the date hereof, such insurance policy shall name the Bank as the beneficiary and shall provide that such insurance policies may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to the beneficiary.

Section 6.19               Lockbox; Bank Accounts.

(a)                 As of the Closing Date, the Borrower shall direct each Account Debtor (as such term is defined in the Security Agreement) that is a Government Entity to remit payments with respect to Accounts (as such term is defined in the Security Agreement) to the Governmental Entity Receivables Account. At the Bank’s sole discretion and direction, the Borrower shall direct each Account Debtor that is not a Government Entity to remit payments with respect to Accounts to a lockbox and/or a lockbox account established with the Bank. The Borrower shall not make any change in its instructions to any Account Debtor regarding payments to be made to any such box or account.

(b)                 The Borrower, and all of the Borrower’s Subsidiaries, shall maintain the Borrower’s and such Subsidiaries’ primary depository and operating accounts and securities accounts with the Bank. The Borrower shall identify to the Bank, in writing, any deposit or securities account opened by the Borrower with any institution other than the Bank. In addition, for each such account that the Borrower at any time opens or maintains, the Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

Section 6.20               Management. In no event shall Robert D. Hansen cease to be chief executive officer.

Section 6.21               Collateral Exam. Upon request of the Bank, the Borrower shall permit the Bank to make collateral examinations as provided in the Security Agreement.

Section 6.22               Revolving Commitment. The Borrower shall not permit the Revolving Commitment to expire or terminate.

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Section 6.23               Medicaid/Medicare Certification. The Borrower shall remain at all times an enrolled participating provider or supplier in the Medicare program and any other federal or state health care programs in which the Borrower is enrolled as a participating provider or supplier as of the Closing Date, and none of the Borrower’s enrollments or participating provider or supplier agreements in such programs, nor its status as a participating provider or supplier in such programs may terminate, either voluntarily or involuntarily.

Section 6.24               Sale and Leaseback Transactions. The Borrower will not, nor will permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

Section 6.25               Hedging Agreements. The Borrower will not, nor will permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements.

Article VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1                  Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)                 The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on either Note or any other Obligation required to be made to the Bank pursuant to this Agreement.

(b)                 Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(c)                 The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.

(d)                 The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.

(e)                 Any default (however denominated or defined) shall occur under any Security Document, Rate Protection Agreement, or any other Indebtedness now or hereafter owing from the Borrower to the Bank or documentation evidencing or securing the same.

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(f)                  The Borrower, any Subsidiary or any Guarantor shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower, such Subsidiary or such Guarantor or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, a Subsidiary or a Guarantor or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower, any Subsidiary or any Guarantor shall make an assignment for the benefit of creditors.

(g)                 Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, any Subsidiary or any Guarantor, and, if instituted against the Borrower, any Subsidiary or any Guarantor, shall have been consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower, such Subsidiary or such Guarantor.

(h)                 Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Subsidiary or any dissolution or liquidation proceeding shall be instituted by or against any Guarantor, and, if instituted against the Borrower, any Subsidiary or any Guarantor, shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor or shall remain for 45 days undismissed.

(i)                   A judgment or judgments for the payment of money in excess of the sum of $25,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(j)                  The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed “material” if it exceeds $25,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

(k)                 Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or a Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

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(l)                   Any Guarantor shall repudiate or purport to revoke its, his or her Guaranty, or any Guaranty for any reason shall cease to be in full force and effect as to the Guarantor executing and delivering the same or shall be judicially declared null and void as to such Guarantor.

(m)               Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Bank shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Bank if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $25,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrower from the Bank.

(n)                 Any Governmental Entity Receivables Account Notice shall be revoked or revised without the written consent of the Bank.

(o)                 Any Change of Control shall occur.

Section 7.2                  Remedies. If (a) any Event of Default described in Sections 7.1 (f), (g) or (h) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into a deposit account belonging to the Bank, under the sole dominion and control of the Bank and not subject to withdrawal by the Borrower, an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, the Bank may (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into a deposit account belonging to the Bank, under the sole dominion and control of the Bank and not subject to withdrawal by the Borrower, an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) or (b) of the preceding sentence the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

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Section 7.3                  Deposit Accounts; Offset. The Borrower hereby grants the Bank a security interest in all deposits, credits and deposit accounts of the Borrower with the Bank (the “Deposits”). In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to (a) set off any Obligations against all Deposits of the Borrower with, and any and all claims of the Borrower against, the Bank, and (b) to enforce the security interest granted pursuant to the first sentence hereof. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrower of its exercise of such setoff or enforcement right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law. Notwithstanding anything contained herein to the contrary, the Bank waives any security interest or right of setoff in the Governmental Entity Receivables Account.

Article VIII
MISCELLANEOUS

Section 8.1                  Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2                  Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse the Bank upon demand for all reasonable out of pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Bank in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, interpretation, collection and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto paid or incurred by the Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3                  Waivers, etc. No failure on the part of the Bank or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4                  Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Banking Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II hereof shall be deemed to have been given only when received by the Bank.

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Section 8.5                  Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

Section 8.6                  Successors and Assigns; Participations; Purchasing Banks.

(a)                 This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

(b)                 The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $100,000 in any Revolving Loan or the Term Loan or other Obligation owing to the Bank, the Revolving Note or the Term Notes, and the Revolving Commitment, or any other interest of the Bank hereunder. In the event of any such sale by the Bank of participating interests to a Participant, (i) the Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance thereof, (iii) the Bank shall remain the holder of the Revolving Note or either Term Note for all purposes under this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that the Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to reducing the rate or extending the time of payment of interest thereon, or reducing the amount of the principal thereof, or modifying any of the provisions of any Note with respect to the payment or repayment thereof, or increasing the amount or extend the time of any Loan, or reducing the rate or extend the time of payment of any fee payable, releasing any material portion of collateral securing, or any guaranties for, all or any part of the Obligations, without the prior consent of such Participant. The Borrower agrees that if amounts outstanding under this Agreement, the Revolving Note, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Revolving Note, either Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any the Revolving Note, either Term Note or other Loan Document. The Borrower also agrees that each Participant shall be entitled to the benefits of this Credit Agreement with respect to its participation in the Revolving Commitment, Revolving Loan and Term Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.

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(c)                 The Borrower shall not be liable for any costs incurred by the Bank in effecting any participation under subparagraph (b) of this subsection.

(d)                 The Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in the Bank’s possession concerning the Borrower or any of their Subsidiaries (if any) which has been delivered to the Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower or any of their Subsidiaries in connection with the Bank’s credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, the Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.7.

(e)                 Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(f)                  In connection with this Agreement, the other Loan Documents and the transactions and any litigation relating thereto (including in connection with (i) the negotiation, preparation and execution of the Loan Documents, (ii) the perfection of any security interest, (iii) the completion of any filings or registrations, (iv) the obtaining of any consents and (v) any present or future legal representation relating to the administration, amendment, modification, waiver or enforcement of, or any restructuring or forbearance arrangement relating to, any Loan Document), Dorsey & Whitney LLP and any other counsel retained by the Bank in connection with any of such matters (collectively, the “Bank’s Counsel”) has only represented and shall only represent the Bank. Each Borrower and each assignee or participant of the Bank (by accepting an assignment or a participation under Section 8.6 hereof), agrees and acknowledges that the Bank’s Counsel does not represent it, and no attorney-client relationship exists between it and the Bank’s Counsel, in connection with any of the matters described in the preceding sentence.

40

Section 8.7                  Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.

Section 8.8                  Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9                  Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

41

Section 8.10               Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.11               Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Loan by the Bank and the execution and delivery to the Bank by the Borrower of the Note, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitment has not been terminated; provided, however, that the obligations of the under 8.3, 8.6 and 8.13 shall survive payment in full of the Obligations and the termination of the Commitment.

Section 8.12               Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)                 by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b)                 by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

42

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

Section 8.13               Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.14               Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.15               Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.16               Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

Section 8.17               Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Lawful Rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Lawful Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the Maximum Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

43

Section 8.18               USA Patriot Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

Section 8.19               Existing Loan Agreement. This Agreement amends and restates the Credit Agreement dated as of December 9, 2009, between the Borrower and the Bank, as amended by that certain First Amendment to Credit Agreement dated as of November 22, 2010, between the Borrower and the Lender (as amended, the “Existing Credit Agreement”), in its entirety, provided that the obligations of the Borrower incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.

[The remainder of this page has been left blank intentionally.]

44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ELECTROMED, INC.

By:	/s/ Robert D. Hansen
Name: Robert D. Hansen Title: Chief Executive Officer

Address:

500 Sixth Avenue NW
New Prague, MN 56071
ATTN:  Robert D. Hansen
Fax Number:  952-758-1941

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daniel J. Miller
Name: Daniel J. Miller Title: AVP

Address for Bank:

U.S. Bank National Association
BC-MN-H03W
800 Nicollet Mall
Minneapolis, MN 55402 4302
ATTN:  Daniel J. Miller
Fax Number:  612-303-2252

[Signature Page to Amended and Restated Credit Agreement]

45

EXHIBIT A TO
CREDIT AGREEMENT

AMENDED AND RESTATED REVOLVING NOTE

$6,000,000	November [__], 2011 Minneapolis, Minnesota

FOR VALUE RECEIVED, ELECTROMED, INC., a corporation organized under the laws of the State of Minnesota hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date the principal amount of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00) or, if less, the aggregate unpaid principal amount of all advances made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

This note is the Revolving Note referred to in the Credit Agreement dated as of December 9, 2009, as the same has been amended and restated pursuant to an Amended and Restated Credit Agreement of even date herewith (and as may hereafter be from time to time further amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Bank. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

This note evidences, and amends and restates, the Borrower’s principal obligations under the Borrower’s Revolving Note dated as of December 9, 2009 (the “Existing Revolving Note”). It is expressly intended, understood, and agreed that this note shall replace the Existing Revolving Note as evidence of such indebtedness of the Borrower to the Lender, and such indebtedness heretofore represented by the Existing Revolving Note, as of the date hereof, shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this note.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

ELECTROMED, INC.

By:
Name: Robert D. Hansen Title: Chief Executive Officer

[Signature Page to Amended and Restated Revolving Note]

EXHIBIT B TO
CREDIT AGREEMENT

TERM NOTE A

See Attached.

EXHIBIT C TO
CREDIT AGREEMENT

TERM NOTE B

See Attached.

EXHIBIT D TO
CREDIT AGREEMENT

MATTERS TO BE COVERED BY
OPINION OF COUNSEL
TO THE BORROWER

See Attached.

EXHIBIT E TO
CREDIT AGREEMENT

FORMULA FOR
BORROWING BASE

1. Borrowing Base. The “Borrowing Base” as of any date of determination shall be 60% of the face amount of Eligible Accounts, less the outstanding principal balance of Term Loan B.

2. Definitions. Capitalized terms use herein which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit Agreement. In addition, for the purposes of this Exhibit and for determining the Borrowing Base, the following terms shall have the following respective meanings:

“Eligible Accounts”: the right of the Borrower to receive payment for goods sold or services rendered, including any such right evidenced by instruments or chattel paper, provided such right to payment:

(a)                 has arisen out of the sale of goods or the performance of services by the Borrower within the United States, or, if such goods are sold or services performed outside the United States, is backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State;

(b)                 is the valid, binding and legally enforceable obligation of the obligor and such right to payment has not been subordinated by the Borrower to any other claim against the obligor and such obligor is not (i) the Borrower or an Affiliate of the Borrower (ii) a Person who is a shareholder, director, officer or employee of the Borrower, (iii) the United States or any department, agency or instrumentality thereof unless the Borrower shall have complied with Section 6.19(a) with respect to such account, (iv) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law or (v) an assignor for the benefit of creditors;

(c)                 is assignable;

(d)                 is subject to a perfected first security interest in favor of the Bank and is free and clear of any other Lien;

(e)                 is not subject to any claimed offset, counterclaim or other defense with respect thereto;

(f)                  is not unpaid more than 90 days from the due date of the relevant invoice;

(g)                 is not conditioned upon the approval of the obligor obligated thereon or subject to any repurchase obligations on the part of the Borrower or any return privilege on the part of such obligor; and

(h)                 is not, as reasonably determined by the Bank in its discretion, uncollectible, difficult to collect or otherwise disqualified;

provided, that the Bank shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Accounts.

EXHIBIT F TO
CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

	Date

TOTAL ACCOUNTS RECEIVABLE
1) A/R balance as of date above
2) Minus Ineligibles (from Schedule A)
3) ELIGIBLE ACCOUNTS RECEIVABLE: (Line 1 minus Line 2 times advance rate):			60%
			(Advance rate)

4) MAXIMUM AVAILABLE: (lesser of line 3 or $6,000,000)			$6,000,000
			(Maximum Line Amount)

LOAN DETAIL
5) Line of Credit Outstanding:		$
6) Term Loan B Outstanding		$
7) TOTAL LOANS OUTSTANDING: (Line 5 plus Line 6)

8) Amount to be (Repaid)/Available: (Line 4 minus Line 7)

The undersigned represents and warrants that:

The foregoing information is true, complete and correct, and that the collateral, designated as eligible, hereby complies fully with the conditions, terms, warranties, representations and covenants set forth in the Loan Agreement (“Agreement”) between the undersigned and U.S. Bank National Association (“Lender”).

ELECTROMED, INC.
Borrower	Authorized signature	Date

SCHEDULE A
COMPUTATION OF INELIGIBLES

Date:
INELIGIBLE ACCOUNTS RECEIVABLE:

a) Over 90 days past due date			$–

b) Aged Credits **			$–

c) Contra accounts			$–

d) Co-op Advertising Accrual			$–

e) Foreign accounts receivable			$–

f) Employee/intercompany accounts receivable			$–

g) Cash/COD accounts			$–

h) Finance/service charges			$–

i) Debit memos/charge-backs			$–

j) Other ineligible accounts receivable (describe)			$–

TOTAL INELIGIBLE ACCOUNTS RECEIVABLE		(Transfer to line 2, page 1)	$0

** Credit balances over 60 days past due need to be added to ineligibles

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To: U.S. Bank National Association:

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected chief financial officer of Electromed, Inc. (the “Borrower”);

(2) I have reviewed the terms of the Credit Agreement dated as of December 9, 2009, between the Borrower and U.S. Bank National Association (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;

(3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event that constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed, and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event are as follows:

The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ____________________, _____ pursuant to Section 5.1(c) of the Credit Agreement.

ELECTROMED, INC.

By

Title

ATTACHMENT TO COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered under the Credit Agreement dated as of December 9, 2009, amended, modified, supplemented, extended, renewed, replaced, or restated, between Electromed and U.S. Bank National Association (the “Credit Agreement “).

All terms used in this Compliance Certificate shall have the meanings given them in the Credit Agreement.

The figures used in this Compliance Certificate were determined as of _________________.

I certify that the following amounts were correctly determined according to the Credit Agreement as of the date set forth above:

1.  Total Cash Flow Leverage (Tested Quarterly) In Compliance Yes _____ No ____

Long Term Interest Bearing Debt
Plus Short Term Interest Bearing Debt
Plus Capital Leases
Plus 6 times Annual Rent Expense
Total (A)

EBITDAR for LTM (B)

Ratio of (A) to (B)

2.  Fixed Charge Coverage Ratio (Tested Quarterly) In Compliance Yes _____ No ____

For LTM
EBITDAR
Less:
Cash Taxes
Cash Dividends/Cash distributions
Maintenance CAPEX (50% of Depreciation Expense)
Total (A)

Required Principal Payments
Plus Cash Interest Payments
Plus Rental or Lease Expense
Total (B)

Ratio of (A) to (B)

3.  No Additional Interest Bearing Debt (except for $2.5MM debentures) (Tested Quarterly)

In Compliance   Yes  _____  No  _____

I further certify that the Borrower is in compliance with all other terms and conditions of the Agreement and that no Event of Default or event that with notice or lapse of time would be an Event of Default has occurred since the last Compliance Certificate provided to the Bank.

Electromed, Inc.

By

Title

ATTACHMENT TO COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered under the Credit Agreement dated as of December 9, 2009, as amended, modified, supplemented, extended, renewed, replaced, or restated, between Electromed and U.S. Bank National Association (the “Credit Agreement “).

All terms used in this Compliance Certificate shall have the meanings given them in the Credit Agreement.

The figures used in this Compliance Certificate were determined as of _________________.

I certify that the following amounts were correctly determined according to the Credit Agreement as of the date set forth above:

1.  Total Cash Flow Leverage (Tested Quarterly) In Compliance Yes _____ No ____

Long Term Interest Bearing Debt
Plus Short Term Interest Bearing Debt
Plus Capital Leases
Plus 6 times Annual Rent Expense
Total (A)

EBITDAR for LTM (B)

Ratio of (A) to (B)

2.  Fixed Charge Coverage Ratio (Tested Quarterly) In Compliance Yes _____ No ____

For LTM
EBITDAR
Less:
Cash Taxes
Cash Dividends/Cash distributions
Maintenance CAPEX (50% of Depreciation Expense)
Total (A)

Required Principal Payments
Plus Cash Interest Payments
Plus Rental or Lease Expense
Total (B)

Ratio of (A) to (B)

3.  No Additional Interest Bearing Debt (except for $2.5MM debentures) (Tested Quarterly)

In Compliance   Yes  _____  No  _____

I further certify that the Borrower is in compliance with all other terms and conditions of the Agreement and that no Event of Default or event that with notice or lapse of time would be an Event of Default has occurred since the last Compliance Certificate provided to the Bank.

Electromed, Inc.

By

Title

EXHIBIT H TO
CREDIT AGREEMENT

INSURANCE REQUIREMENTS

I.	PROPERTY INSURANCE

An ORIGINAL (or certified copy) All-Risk Hazard Insurance Policy or ORIGINAL Acord 27 Certificate of Insurance naming the borrowing entity as an insured, reflecting coverage of 100% of the replacement cost, and written by a carrier approved by the Bank with a current Best’s Insurance Guide Rating of at least A- IX (which is authorized to do business in the state in which the property is located) that affirmatively includes the following:

	1.	Mortgagee Clause naming U.S. Bank National Association as Mortgagee with a 30-day notice to the Bank in the event of cancellation, non-renewal or material change.

	2.	The Bank’s Loss Payable Endorsement with a Severability of Interest Clause with a 30-day notice to the Bank in the event of cancellation, non-renewal or material change.

	3.	Replacement Cost Endorsement.

	4.	No Exclusion for Acts of Terrorism.

	5.	No Coinsurance Clause.

	6.	Boiler and Machinery Coverage.

	7.	Sprinkler Leakage Coverage.

	8.	Vandalism and Malicious Mischief Coverage.

	9.	If applicable, Loss of Rents Insurance in an amount of not less than 100% of one year’s Rental Value of the mortgaged property. “Rental Value” shall include:

		a)	The total projected gross rental income from tenant occupancy of the property,

		b)	The amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of the Borrower, and

		c)	The fair rental value of any portion of the property which is occupied by the Borrower.

	10.	One year’s business interruption insurance in an amount acceptable to the Bank.

	11.	Extra Expense Coverage.

	12.	The Borrower’s coverage is primary and non-contributory with any insurance or self-insurance carried by U.S. Bank National Association.

	13.	Waiver of Subrogation against any party whose interests are covered in the policy.

II.	LIABILITY INSURANCE

An ORIGINAL Acord 25 Certificate of General Comprehensive Liability Insurance naming the borrowing entity as an insured, providing coverage on an “occurrence” rather than a “claims made” basis and written by a carrier approved by the Bank with a current A.M. Best’s Insurance Guide Rating of at least A- IX (which is authorized to do business in the state in which the property is located) that affirmatively includes the following:

	1.	Combined general liability policy limit of at least $5,000,000.00 each occurrence, applying liability for Bodily Injury, Personal Injury, Property Damage, Contractual, Products and Completed Operations which combined limit may be satisfied by the limit afforded under the Commercial General Liability Policy, or by such Policy in combination with the limits afforded by an Umbrella or Excess Liability Policy (or policies); provided the coverage afforded under any such Umbrella or Excess Liability Policy is at least as broad in all material respects as that afforded by the underlying Commercial General Liability Policy.

	2.	No Exclusion for Acts of Terrorism.

	3.	Aggregate limit to apply per location.

	4.	The Borrower’s coverage is primary and non-contributory with any insurance or self-insurance carried by U.S. Bank National Association.

	5.	Waiver of Subrogation against any party whose interests are covered in the policy.

Additional Insured Endorsement naming U.S. Bank National Association as an additional insured with a 30-day notice to the Bank in the event of cancellation, non-renewal or material change. A Severability of Interests provision should be included.

III.	WORKER’S COMPENSATION

An ORIGINAL Certificate of Worker’s Compensation coverage in the statutory amount and Employer’s Liability Coverage with minimum limits of $500,000 / $500,000 / $500,000, naming the Borrower and written by a carrier approved by the Bank.